As filed with the Securities and Exchange Commission on November 10, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jiayuan.com International Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Room 1005, Changxin Building
No. 39 Anding Road
Chaoyang District, Beijing
The People’s Republic of China
(8610) 6442-8783

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Jiayuan.com International Ltd. 2007 Share Incentive Plan

(Full Title of the Plan)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

David S. Wang, Esq.
Steven D. Winegar, Esq.
Paul Hastings LLP
35th Floor, Park Place
1601 Nanjing West Road
Shanghai 200040 China
(8621) 6103-2900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller	Smaller reporting company ☐
reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value $0.001 per share	4,173,113	(3)	$2.61	(3)	$10,891,824.93	$1,248.20
Ordinary shares, par value $0.001 per share	1,060,807	(4)	$5.88	(4)	$6,237,545.16	$714.82
Total	5,233,920		—		$17,129,370.09	$1,963.02

(1)           The ordinary shares, par value $0.001 per share, may be represented by the Registrant’s American depositary shares, or ADSs. Every two ADSs represent three ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-173756), as amended.

(2)           Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement includes an additional indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(3)           Represents ordinary shares issuable upon exercise of outstanding options granted under the 2007 Share Incentive Plan.  Pursuant to Rule 457(h)(1), the proposed maximum offering price per share for such shares is the weighted average exercise price per share.

(4)           Represents ordinary shares available for future grants under the 2007 Share Incentive Plan. Pursuant to Rule 457(c) and 457(h)(1), the proposed maximum offering price per share for such shares are based on the average of the high and low prices for the Registrant’s ADSs as quoted on the NASDAQ Global Market on November 4, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information*

Item 2.    Registrant Information and Employee Plan Annual Information*

*  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the 2007 Share Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)           The Registrant’s prospectus dated May 11, 2011 filed with the Commission on May 12, 2011 pursuant to Rule 424(b)(4) under the Securities Act, which includes the Registrant’s audited financial statements for the year ended December 31, 2010;

(b)           The Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-35157) filed with the Commission on June 10, 2011;

(c)           The Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-35157) filed with the Commission on August 12, 2011; and

(d)           The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-35157) filed with the Commission on April 27, 2011, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Second Amended and Restated Memorandum and Articles of Association provides that the Registrant shall indemnify its directors and officers against actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons in their capacity as such, except through their dishonesty, willful default or fraud.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-173619), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of underwriting agreement filed as Exhibit 1.1 to Registrant’s registration statement on Form F-1, as amended (File No. 333-173619), also provides for indemnification of officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a director and officers liability insurance policy for its directors and officers.

Item 7.    Exemption From Registration Claimed

Not applicable.

Item 8.    Exhibits

See the Index to Exhibits attached hereto.

Item 9.  Undertakings

(a)          The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the

Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on November 10, 2011.

Jiayuan.com International Ltd.

By:	/s/ Haiyan Gong
Name:	Haiyan Gong
Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Haiyan Gong and Shang-Hsiu Koo, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on November 10, 2011.

Signature	Capacity

/s/ HAIYAN GONG	Director and Chief Executive Officer (principal executive officer)
Haiyan Gong

/s/ YONGQIANG QIAN
Yongqiang Qian	Director and Chairman

/s/ JP GAN
JP Gan	Director

/s/ JIANZHANG LIANG
Jianzhang Liang	Director

/s/ ZHIWU CHEN
Zhiwu Chen	Director

/s/ SHANG-HSIU KOO	Chief Financial Officer (principal financial and accounting officer)
Shang-Hsiu Koo

Authorized representative in the U.S.

Law Debenture Corporate Services, Inc.

LAW DEBENTURE CORPORATE SERVICES, INC.

By:	/s/ KATE LEDYARD
Name: Kate Ledyard
Title: Manager

EXHIBIT INDEX

Exhibit No.	Description

4.1

Second Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s registration statement on Form F-1, filed with the Commission on April 20, 2011 (File No. 333-173619)).

4.2

Form of Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s registration statement on the Form F-1, filed with the Commission on April 20, 2011 (File No. 333-173619)).

4.3

Form of Deposit Agreement between the Registrant, Citibank, N.A., as depositary, and holder of the American depositary receipts (incorporated by reference to the Registrant’s registration statement on Form F-6/A filed with the Commission on April 29, 2011 (File No. 333-173756)).

4.4	Form of American depositary receipt evidencing American depositary shares (included in Exhibit 4.3).

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered.

10.1

2007 Share Incentive Plan dated April 16, 2007 (Amended and Restated on March 30, 2011), and form of Option Agreement (incorporated herein by reference to Exhibit 10.1 to the Registrant’s registration statement on the Form F-1, filed with the Commission on April 20, 2011 (File No. 333-173619)).

23.1*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company.

23.2*	Consent of Maples and Calder (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).

*	Filed herewith